FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2010 FIRST QUARTER RESULTS

Net Income Up 58% on 14% Increase in Revenue

Reaffirms 2010 and Long-Term Guidance

Edgewood, NY – May 11, 2010 – CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE Amex: CVU) today announced results for the 2010 first quarter ended March 31, 2010.

First Quarter 2010 vs. 2009
•	Revenue increased 14% to $11,005,529 from $9,691,236;
•	Gross margin was 25% compared to 21% in the prior year’s first quarter;
•	Pretax income increased 58% to $1,303,815, compared to $826,921;
•	Net income increased 58% to $860,815, or $0.14 per diluted share, compared to $545,921, or $0.09 per diluted share;
•	New orders totaled $5.5 million, up 28% compared to $4.3 million; and
•	Unawarded solicitations remain at a high level with open solicitations totaling a maximum realizable value of approximately $297 million.

Edward J. Fred, CPI Aero’s President & CEO, stated, “We started 2010 on a very strong note.  The 14% increase in revenue is primarily the result of work performed for The Boeing Company on the A-10 attack jet and for Sikorsky on the Penguin Missile Launcher, offset by a decrease in work on the Gulfstream G650 executive jet, an expected result of the normal scheduling of this long-term production program.

“Net income grew at a faster rate as our gross margin for the current first quarter was 25% compared to 21% in the first quarter of 2009 when we incurred excess costs in the early stages of some of our new programs as a result of customer changes to engineering and design.  We expect gross margin for 2010 to be in the range of 24% to 26%.”

Mr. Fred continued, “As of March 31, 2010, our new contract awards approximated $5.5 million, which included approximately $3.0 million of government prime contract awards, approximately $1.4 million of government subcontract awards and approximately $1.1 million of commercial subcontract awards, compared to approximately $4.3 million of new contract awards, of all types, in the same period last year, a 28% increase.  Since the end of the first quarter we have received several new orders including the following:

•	In April, Boeing, for the second time, expanded the scope of work that we are performing under the existing long-term requirements contract to support its A-10 Wing Replacement

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May 11, 2010

Program by adding additional structural assemblies and subsystem installations, valued at $10 million.  The contract, as revised, has increased in value to approximately $81 million, of which CPI Aero has received $14.7 million of orders to date.

Mr. Fred added, “We look forward to additional new orders from existing contracts as well as from the unawarded solicitations of approximately $297 million on which we have bid.”

Reaffirms 2010 and Long-Term Guidance
Mr. Fred added, “We are reaffirming our 2010 guidance which calls for revenue to be in the range of $48 million to $51 million, with resulting net income in the range of $4.3 million to $4.8 million.  Also for 2011 we expect that revenue will be in the range of $78 million to $81 million, with resulting net income in the range of $8.9 million to $9.5 million.  Using 2008 as the baseline, we expect a three-year compound annual growth rate for revenue in the range of 30% to 35%, with a resulting compound annual growth rate for net income in the range of 50% to 60%.  Our long-term guidance is based on our expectation that our three major long-term production programs (A-10, E-2D and G650) will be in full scale production and producing consistent significant revenue during 2011.”

Raised $3.5 Million through Registered Direct Offering
Mr. Fred concluded, “In early April we completed a registered direct offering and raised $3.5 million in net proceeds through the sale of 500,000 shares of our common stock.  As a result, we strengthened our financial position in preparation for continued growth and enhanced the potential liquidity of our stock.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, May 11, 2010 at 11:00 am ET to discuss first quarter results as well as recent corporate developments.  After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing 706-679-3079.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force and other branches of the armed forces.  In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services.  Among the key programs that CPI Aero supplies are the E-2D Hawkeye surveillance aircraft, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure

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May 11, 2010

helicopter, the Gulfstream G650, C-5A Galaxy cargo jet, the T-38 Talon jet trainer, the A-10 Thunderbolt attack jet, and the E-3 Sentry AWACS jet. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2009.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
CPI Aero	Lena Cati (212) 836-9611
(631) 586-5200	Linda Latman (212) 836-9609
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

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May 11, 2010

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2010	2009
	(Unaudited)
Revenue	$11,005,529	$9,691,236
Income before provision for income taxes	1,303,815	826,921
Provision for income taxes	443,000	281,000
Net income	$860,815	$545,921

Earnings per common share – basic	$0.14	$0.09

Earnings per common share – diluted	$0.14	$0.09

Shares used in computing earnings per common share:
Basic	6,037,373	5,984,860
Diluted	6,217,024	6,152,609

Balance Sheet Highlights	3/31/10	12/31/09

Cash	$444,783	$2,224,825

Total current assets	48,892,055	51,098,046

Total assets	50,303,611	52,537,131

Total current liabilities	8,805,852	11,979,596

Working capital	40,086,203	39,118,450

Short-term debt	2,336,011	2,836,592

Long-term debt	1,642,697	1,801,357

Shareholders’ Equity	39,616,981	38,517,514

Total Liabilities and Shareholders’ Equity	$50,303,611	$52,537,131

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